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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-57376 of Duke Energy Field Services, LLC on Form S-3 of our report dated March 1, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for derivative instruments to conform to Statement of Financial Accounting Standard No. 133 described in Note 2) appearing in this Annual Report on Form 10-K of Duke Energy Field Services, LLC for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 28, 2002